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                                  EXHIBIT 10.4

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                                                                      10.4


                              EMPLOYMENT CONTRACT

between

     Kabelvision Management GmbH, Oberer Steinweg 10, 08523 Plauen

                                              - hereinafter called "Company" -

and

     Mr. Ernst Uhlig, Hans-Thoma-StraBe 23, 61440 Oberursel

                                              - hereinafter called "Employee" -

is agreed upon the following employment contract:


                                   SECTION 1

                          POSITION AND SCOPE OF DUTIES

(1) Effective January 1, 1996 or earlier if his current employment contract can be terminated earlier ("Commencement Date") the Employee is employed by the Company as Chief Operating Officer. In his position the Employee is responsible for the following tasks:

    To manage all aspects of the day-to-day operations of the various cable television systems, including marketing, customer support, technical services and system development. Other tasks will be included from time to time at the discretion of the Board of Directors and/or Mr. Ben Bartel.

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     The Employee will report to the Board of Directors about the state of the
     Company and his development plans.

(2) The Company reserves the right to transfer the Employee to different functions as the aforementioned which are compatible with the Employee's experience and abilities; the remuneration remains unchanged.

                                   SECTION 2
                                 WORKING HOURS

(1) Beginning and end of the daily working hours and the breaks relate to the business requirements of the Company.

(2) The Employee is obliged to continue working beyond regular working hours in case of necessity and in compliance with the applicable law.

                                   SECTION 3
                                OTHER ACTIVITIES

     The Employee shall devote his full working time and ability to the Company's business. All other activity for remuneration and activity which normally entitles to remuneration, including any part time work, is prohibited unless the Company has explicitly given her prior written consent. The Company will grant such consent if business requirements are not affected by the activities.

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                                   SECTION 4
                                  REMUNERATION

(1) The Employee shall receive for his activities a gross annual payment of DM 275,000 -- gross, to be paid in twelve monthly installments.

(2) For the calendar year 1995, the Employee shall be entitled to an additional bonus of DM 35,000 -- gross, provided he works for the Company in 1995 for a period of at least four months.

     For the year 1996, the Employee is eligible to a bonus up to DM 75,000 -- gross provided that the Employee achieves objectives specified by the Company and jointly determined between the Employee and the steering committee/management of the Company. The current bonus plan will be discussed between the Board, the Chief Executive Officer and the Employee to set appropriate performance criteria. The objectives for any subsequent year will be established between both parties at the beginning of each year.

(3) The Company will contribute to the German social security system (old age insurance, health insurance, unemployment insurance) according to the applicable laws.

(4) By payment of the above mentioned remuneration all activities which the Employee has to perform according to this agreement shall be deemed compensated. In particular the Employee shall not be entitled to any additional compensation for overtime work.

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                                   SECTION 5

                                 OTHER BENEFITS

(1) Travel expenses and other necessary costs incurred by the Employee in furtherance of the Company's business shall be reimbursed to him according to the German Tax Regulations and the guidelines of the Company in force from time to time. The Employee must provide for an expense report, accompanied by appropriate documentation of the expenses.


(2) The Company shall furnish a company car, model Audi A 6 Quattro with air condition, to the Employee for business and private use. The type of the subsequent company car will be determined by the Company. The value of the private use per month as determined by the German tax regulations shall constitute additional compensation to the Employee which will be subject to wage withholding tax. The costs of maintenance and use of company car shall be borne by the Company. In case of a termination of this contract, the Company may take back the car at any time.

(3) The Company will reimburse the Employee for reasonable moving costs concerning his relocation from Berlin to Plauen. The Employee shall submit the relevant receipts to the Company.



                                   SECTION 6

                                 SPECIAL BONUS


(1) The Employee shall receive a special bonus up to US-$750,000 -- gross ("Special Bonus"), if all quotas or shares in the Company or all assets of the Company as a going
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concern are sold to one or more third parties each of which

a) at present holds no quotas or other interests in the Company, either directly or indirectly, and

b)  is not affiliated with any party which would fall under a) above and

c) does not acquire the shares or assets directly or indirectly for the benefit or an account of any party which would fall under a) or b) above,

by way of either a private sale or a public offering (the "Sale"). The Special Bonus will be paid according to the following schedule:

- - if the Employee leaves the Company
  by mutual agreement after one
  completed year of service:                                US - $0

- - if the Employee leaves the Company
  by mutual agreement after two
  completed years of service:                               US - $250,000.--

- - if the Employee leaves the Company
  by mutual agreement after three
  completed years of service:                               US - $500,000.--

- - If the Employee leaves the Company
  by mutual agreement after four
  completed years of service:                               US - $750,000.--

and if the Sale occurs after the Employee left the Company

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    Mutual agreement means that the Company did not give notice of termination for reasons of conduct or personal reasons prior to the agreement, and that the Employee did not resign from his employment. The Special Bonus shall only be due in case of an amicable separation agreement.

    If the Sale occurs during the Employee's service with the Company, the Special Bonus will be US-$ 750,000.

(2) In addition to the Special Bonus, at the time of the Sale, the Employee shall be entitled to receive as a further bonus a percentage of the total stated capital in the case of a GmbH or the stated limited partners contributions in the case of a limited partnership (Kommanditgesellschaft) ("Percentage") of each such GmbH or limited partnership which is managed by the Company at the date of the Sale according to the following schedule:


    - if the Employee leaves the Company
      by mutual agreement after one completed
      year of service:                                    0%

    - if the Employee leaves the Company
      by mutual agreement after two
      completed years of service:                         1%

    - if the Employee leaves the Company
      by mutual agreement after three
      completed years of service:                       1,5%

    - if the Employee leaves the Company
      by mutual agreement after four
      completed years of service:                         2%

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     and if the Sale occurs after the Employee left the Company. Mutual agreement means that the Company did not give notice of termination for reasons of conduct or personal reasons prior to the agreement, and that the Employee did not resign from his employment. The Percentage shall only be due in case of an amicable separation agreement.

     If the Sale occurs during the Employee's service with the Group, the Percentage will be 2 per cent.

(3) Provisions (1) and (2) above shall only apply if the Sale occurs within ten years after the starting date of this contract.

                                   SECTION 7
                          INABILITY TO PERFORM DUTIES

(1) The Employee shall notify his superior or the Company's department for human resources of each absence and its prospective duration without delay. Upon request he shall inform the Company for the reasons of such absence.

(2) In case of absence for medical reasons the Employee shall submit a medical certificate concerning his incapacity and its prospective duration before the lapse of the third calendar day of such absence. If the absence continues longer than indicated on the medical certificate the Employee shall submit a new medical certificate within three days. Also in this case the Employee shall notify the Company of the continuation of the indicated absence. The notification may be done by telephone call.

                                   SECTION 8

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                                    VACATION

(1) The Employee shall be entitled to an annual vacation of 20 working days. Saturdays are not considered as working days.

(2) The time of vacation shall be determined in agreement with the Employer considering both the requirements of the Company and the personal wishes of the Employee.

                                   SECTION 9

                                    SECRECY

(1) The Employee shall not disclose to any third party or use for his own purposes any confidential business or other information relating to the Company or its affiliates which have become known to him. This especially applies to details of the business organisation and their relations to customers. This obligation shall apply during the term of the employment and shall not expire upon its termination but shall remain in force.

(2) Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used only for business purposes. No copies or extracts or duplicates of drawings, calculations, statistics and the like nor of any other business records may be copied or extracted for purposes other than for the Company's business.

(3) Upon termination of the employment the Employee shall return all business records and copies thereof. The Employee has no right of retention.



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                                   SECTION 10

                         TERM OF EMPLOYMENT AND NOTICE

(1) This employment contract shall become effective on the Commencement Date according to Section 1 of this contract, and shall be entered into for a period of four years. During this period, either party may terminate this contract giving notice of six months to the end of any calendar month.

(2) The employment shall end without notice no later than the expiry of the month in which the conditions for receiving legal pension benefits are met.

(3) Each party may terminate the employment for cause without a notice period.

(4) In case notification of termination has been given, the Company is entitled to relieve the Employee from working until the end of the notice period. In such case, the Company shall continue to pay the contractual remuneration.

(5)     Notice of termination must be given in writing.

                                   SECTION 11

                                FINAL PROVISIONS

(1) This contract represents the entire agreement and understanding of the parties. Other verbal or written agreements have not been made. This contact supersedes all prior written or verbal agreements and employment contracts between the parties.

(2) Any amendments or additions to this contract shall be made in writing to become effective.

(3)     This employment contract shall be governed by German law.
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(4) In case of disputes in connection with this employment contract the courts at the Company's domicile shall have exclusive jurisdiction.


30 June, 1995                           28 June, 1995
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Date                                    Date


/s/                                     /s/
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Signature                               Signature